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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-65872 of microHelix, Inc. of our reports on the financial statements of the following companies (for the periods indicated) appearing in the Prospectus, which is part of this Registration Statement:

o Our report dated July 6, 2001 (August 10, 2001 as to Note 1) on the consolidated balance sheet of microHelix, Inc., formerly known as mHL Development Company, and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2000

o Our report dated July 6, 2001 on the statements of operations, shareholders' deficit, and cash flows of BioElectric Corporation for the year ended December 31, 1999.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
September 7, 2001